Exhibit 17.1

October 10, 2014

Division of Corporation Finance,

Securities and Exchange Commission,

100 F Street, N.E.,

Washington, D.C. 20549,

U.S.A.

Fiat Chrysler Automobiles N.V.,

240 Bath Road,

Slough SL1 4DX,

United Kingdom.

Re:	Registration Statement on Form F-1 of Fiat Chrysler Automobiles N.V. (formerly known as Fiat Investments N.V.) (the “Company”) (No. 333-199285)

Dear Sirs:

I signed as a director of the Company the above referenced Registration Statement filed by the Company with the Securities and Exchange Commission on October 10, 2014, which Registration Statement has not, as of the date hereof, been declared effective.

This is to advise you that I resigned from my position as director of the Company, effective October 12, 2014. Therefore, pursuant to Section 11(b)(1) of the Securities Act of 1933, I will not be responsible for any part of such Registration Statement.

Very truly yours,

/s/ Derek Nielsen